Exhibit 10.7
FORM OF EXCLUSIVE TECHNICAL CONSULTANCY AND
SERVICES AGREEMENT
(Summary Translation)
This Exclusive Technical Consultancy and Services Agreement (this “Agreement”) is made and entered into by the Parties below on [specify date] in [specify city], People’s Republic of China (“China”):
Party A: [specify name of a subsidiary of SouFun Holdings Limited] of [specify address].
Party B: [specify name of a consolidated controlled entity] of [specify address].
WHEREAS:
(1)	Party A is a wholly foreign owned enterprise registered and established on [specify date] in [specify city] and engages in [specify business scope in business license];

(2)	Party B is a domestically funded enterprise registered and established on [specify date] in [specify city] and, as approved by [specify city] Industry and Commerce Administration, is authorized to engage in [specify business scope in business license]; and

(3)	Party A hereby agrees to provide technical consulting and related services to Party B, and Party B agrees to accept such consulting and related services.
Party A and Party B are hereinafter each referred to as a “Party” and, collectively, the “Parties.”
NOW, THEREFORE, both Parties hereof through negotiations on the principle of equality agree as follows:

1.	Technical Consulting and Related Services
1.1	During the term of this Agreement, Party A, as a provider of technical consulting and related services, hereby agrees to provide Party B with the technical consulting and related services specified in Schedule I under the terms and conditions contained herein.

1.2	Party B hereby agrees to accept such technical consulting and related services provided by Party A. Party B further agrees that it shall not, without the prior written consent of Party A, accept the aforesaid technical consulting and related services provided by any third party not a Party hereto during the term of this Agreement.

2.	Exclusive Rights
2.1	Any and all rights, ownership interests and intellectual property rights including but not limited to copyrights, patents, technical know-how and trade secrets, no matter whether developed by Party A, or developed by Party B based on Party A’s intellectual property rights or services provided by Party A, shall be the exclusive property of Party A.

3.	Fee for Technical Consulting and Related Services
3.1	Party B hereby agrees to calculate and pay the fees for the technical consulting and related services arising hereunder (the “Consulting and Services Fee”) pursuant to the method specified in Schedule II.

4.	Guaranty for the Performance of this Agreement
4.1	In order to guarantee Party B’s payment to Party A of the Consulting and Services Fee, [specify name of shareholder of Party B] and [specify name of additional shareholder of Party B], as shareholders of Party B, are willing to pledge their equity interests in Party B to Party A and to sign a separate Equity Pledge Agreement with Party A.

5.	Effectiveness and Term
5.1	This Agreement shall come into force upon its execution on the date first written above.

5.2	This Agreement shall remain valid for ten (10) years.

5.3	Party B hereby agrees that the term of this agreement shall be extended automatically for another ten (10) years unless Party A sends to Party B a written notice terminating this Agreement within six (6) months prior to the expiry date of this Agreement.

6.	Termination
6.1	This Agreement shall terminate on the expiry date unless it is terminated in advance in accordance with Article 6.2 hereunder.

6.2	During the term hereof, Party B may not terminate this Agreement prior to its expiry date unless any act of Party A constitutes a gross negligence, a violation of law,

bankruptcy or a material breach of this Agreement. Party A, however, is entitled to terminate this Agreement at any time provided that it notifies Party B in writing thirty (30) days in advance.

7.	Representations and Warranties
7.1	Party A hereby represents and warrants as follows:
7.2.1	Party A is a company duly registered and validly existing under the PRC law.

7.2.2	Party A has taken the necessary corporate actions and any other necessary steps to acquire the authorization to execute and perform this Agreement.

7.2.3	The execution and performance of this Agreement or observance of the terms and provisions hereof by Party A shall not:
a)	violate any law, regulation, rule, court order, judgment, finding, ban or mandate of government; or

b)	be in conflict with or contradict any term, provision, condition or prescription under any agreement, contract or document of Party B, restrict Party B’s actions, or result in a breach of the aforesaid terms, provisions, conditions or prescriptions.
7.2.4	This Agreement, upon its execution, shall be legal, valid and binding upon Party A and shall be enforceable in accordance with the terms and conditions herein.
7.2	Party B hereby represents and warrants as follows:
7.2.1	Party B is a company duly registered and validly existing under the PRC law and is authorized to engage in the advertising business.

7.2.2	Party B has taken the necessary corporate actions and any other necessary steps to acquire the authorization to execute and perform this Agreement.

7.2.3	The execution and performance of this Agreement and the observance of the terms and provisions hereunder by Party B shall not:
a)	violate any law, regulation, rule, court order, judgment, finding, ban or mandate of government; or

b)	be in conflict with or contradiction to any term, provision, condition or prescription under any agreement, contract or document of Party B or restrict Party B’s actions, or result in a breach of the aforesaid terms, provisions, conditions or prescriptions.

7.2.4	This Agreement, upon its execution, shall be legal, valid and binding upon Party B and shall be enforceable in accordance with the terms and conditions herein.

8.	Taxation
8.1	All taxes arising out of a Party’s performance of this Agreement shall be born by such Party.

9.	Confidentiality
9.1	Each Party hereby agrees that it shall make every endeavor and take all reasonable measures to keep confidential the other Party’s confidential materials and information (“Confidential Information”) known or acquired by such Party due to the entry into and performance of this Agreement. Without prior written consent of the owner of the aforesaid Confidential Information, the other Party shall not divulge, grant or transfer to any third party such Confidential Information. Upon the termination of this Agreement, such Party shall return to the owner of such Confidential Information upon its request, or destroy any documents, materials, software or other sources carrying such Confidential Information, delete any such Confidential Information from any memory device and shall cease using such Confidential Information.

9.2	Both Parties hereby agree that this article shall remain valid no matter whether this Agreement is amended, cancelled or terminated.

10.	Indemnification
10.1	Each Party shall indemnify the other Party for, and hold the other Party harmless against, any loss, damage, obligation or expense resulting from any litigation, claim or other request to the other Party which occurs or arises out of the other Party’s performance of its obligations under this Agreement and any of its business contracts.

11.	Governing Laws and Dispute Resolution
12.1	The PRC law shall govern the execution, validity, interpretation, amendment, termination and resolution of disputes arising out of this Agreement. The PRC law referred to herein does not include the laws of Taiwan, the Hong Kong Special Administration Region or the Macau Special Administration Region.

12.2	Any dispute arising from or related to this Agreement shall be settled first through friendly negotiations. If such dispute cannot be settled within thirty (30) days after the start of negotiations, it shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration and be arbitrated in Beijing, China in accordance with its arbitration rules when such arbitration application was submitted. The arbitral award shall be final and binding upon all Parties. Unless otherwise decided by the arbitration commission, arbitration fees and other expenses in relation to such arbitration shall be borne by the losing Party.

12.	Force Majeure
12.1	“Force majeure” means any unforeseeable circumstance which is beyond the control of a Party, or any unavoidable event, even if foreseeable, as a result of which such Party is unable to perform its obligations, in whole or in part, under this Agreement. Such circumstances include, but are not limited to, any strike, factory closure, explosion, maritime peril, natural disaster, act by a public enemy, fire, flood, accident, war, riot, insurgence or any other similar event.

12.2	Should the affected Party be prevented from performing its obligations hereunder due to any force majeure event, the aforesaid obligations shall be suspended during the continuation of such force majeure event, and the time for performing such obligations shall be extended automatically until the force majeure event ends. The affected Party shall not be liable for its non-performance during the force majeure event.

12.3	Any Party encountering a force majeure event shall forthwith notify the other Parties in writing and supply proper evidence of the inception of the force majeure event and its continuing period. Such Party shall make every reasonable endeavor to mitigate the damages of such event of force majeure.

12.4	If a force majeure event occurs, the Parties shall forthwith negotiate a fair solution, and shall make any and all reasonable efforts to minimize the effects of any event of force majeure.

12.5	If the force majeure event lasts over ninety (90) days and the Parties do not reach any agreement on a just solution, any of the Parties shall be entitled to terminate this Agreement. In case of termination of this Agreement pursuant to the aforesaid provision, none of the Parties shall have any rights or obligations subsequent thereto, but the rights and obligations of each Party arising hereunder before such termination shall not be affected.

13.	Miscellaneous Terms
13.1	Notice

Any notice or other communication sent by any Party shall be written in Chinese, and sent by mail or facsimile transmission to the addresses of the other Parties set forth below or to other designated addresses previously notified by any such other Party. If any Party changes its address, it shall notify the other Parties of such change in a timely and effective manner. The dates on which such notices are deemed to have been effectively given shall be determined as follows:
(A)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery;

(B)	Notices sent by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark);

(C)	Notices sent by a courier recognized by the Parties shall be deemed effectively given on the third (3rd) day after they were sent to such courier service agency; and

(D)	Notices sent by facsimile transmission shall be deemed effectively given on the first business day following the date of transmission, as indicated on the document.
Party A: [specify] Address: [specify] Fax: [specify] Tel: [specify] Attention: [specify]

Party B: [specify] Address: [specify] Fax: [specify] Tel: [specify] Attention: [specify]
13.2	Non-implied Waiver
The failure of one Party to exercise its rights to investigate the breach of the other Party under a special circumstance shall not be deemed as a waiver of such rights in other similar cases.
13.3	Severability
If any provision or portion of this Agreement is determined to be invalid, illegal, or unenforceable, or in conflict with public interests under any applicable PRC laws, the validity, legality and enforceability of the remaining provisions hereunder shall not in any way be affected or impaired. Both Parties shall negotiate sincerely to reach an agreement to replace the invalid provision with a provision satisfactory to both Parties.
13.4	Non-transfer
Without the prior written consent of the other Party, one Party may not transfer this Agreement or any rights or obligations hereunder.
13.5	Counterparts
This Agreement is made in Chinese. This Agreement and any amendment hereto may be executed in counterparts. Either Party may sign one copy and send such copy by facsimile transmission to the other Party, but shall forthwith send the original one. All signed documents shall constitute one agreement, which shall come into force after both Parties sign one or more documents and send them to the other Party hereof (unless otherwise provided in the original of such documents).
13.6	Amendment
This Agreement can be amended only upon execution of a written document by both Parties.

Party A: [specify]

Authorized Representative: [specify]

Party B: [specify]

Authorized Representative: [specify]

Schedule I: Content of Technical Consulting and Related Services
Party A shall provide Party B with the following consulting and related services:
[specify the services]
Schedule II: Mode of Calculation and Payment of the Consulting and Services Fees
1.	Fees for consulting and related services to be charged by Party A from Party B shall be calculated as follows:
(1)	According to the time for services provided to Party B by Party A’s technical personnel during normal working hours. The fees for services by Party A’s employees will be calculated as the sum of the products of each person’s rate at their respective level and the number of hours worked; and

(2)	Both Parties hereby agree to negotiate separately about the charging standards of the services not contained in (1) provided by Party A.
The Consulting and Services Fee to be paid by Party B shall comprise the fees in the foregoing (1) and (2).

2.	Party A shall notify Party B, prior to the fifth day of each month, with respect to the Consulting and Services Fees for the prior month, and Party B shall, within two (2) days after receiving such notice, pay the whole amount of the aforesaid Fee to an account designated by Party A.